Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HSM HOLDINGS, INC.
Under Sections 242 and 245 of the
General Corporation Law of the State of Delaware
     HSM Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”),
DOES HEREBY CERTIFY THAT:
     1. The name of the Corporation is HSM Holdings, Inc. It was originally incorporated under the name 4304 Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 9, 2005, as amended by that certain Certification of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 23, 2006, by which the Corporation changed its name to HSM Holdings, Inc.
     2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation of the Corporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation, was duly proposed by its Board of Directors on July 21, 2009 and adopted by its sole stockholder on July 21, 2009.
     3. The text of the Amended and Restated Certificate of Incorporation reads in its entirety as follows:
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     FIRST: The name of the corporation is RedHawk Energy Corporation.
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and its registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The aggregate number of shares which the corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares, of which One Hundred Million (100,000,000) shares shall be designated Common Stock, par value $.001 per share, and Ten Million (10,000) shares shall be designated Preferred Stock, par value $.001 per share. The Board of Directors may authorize the issuance from time to time of the Preferred Stock in one or more series with such designations, preferences, qualifications, limitations, restrictions and optional or other special rights (which may differ with respect to each series) as the Board may fix by resolution. Without limiting the foregoing, the Board of Directors is authorized to fix with respect to each series of Preferred Stock:
     (1) the number of shares which shall constitute the series and the name of the series;
     (2) the rate and times at which, and the preferences and conditions under which, dividends shall be payable on shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating;
     (3) the prices, times and terms, if any, at or upon which shares of the series shall be subject to redemption;
     (4) the rights, if any, of holders of shares of the series to convert such shares into, or to exchange such shares for, shares of any other class of stock of the corporation;
     (5) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series;
     (6) the rights and preferences, if any, of the holders of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation;
     (7) the limitations, if any, applicable while such series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series; and
     (8) the voting rights, if any, to be provided for shares of the series.
     FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.
     SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
     4. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, HSM Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its President, thereto duly authorized, this 21st day of July, 2009.

HSM HOLDINGS, INC.
By:	/s/ G. Darcy Klug
G. Darcy Klug
President